Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dolby Laboratories, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-122908, 333-150804, 333-174319, 333-188602, 333-202012, and 333-216058) on Form S-8 of Dolby Laboratories, Inc. of our report dated November 14, 2018, with respect to the consolidated balance sheets of Dolby Laboratories, Inc. and subsidiaries as of September 28, 2018 and September 29, 2017, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 28, 2018, and the effectiveness of internal control over financial reporting as of September 28, 2018, which report appears in the September 28, 2018 annual report on Form 10-K of Dolby Laboratories, Inc.

/s/ KPMG LLP

San Francisco, California
November 14, 2018